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                          REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of
Regis Corporation:

     We have audited the accompanying consolidated balance sheet of Regis Corporation as of June 30, 1995 and 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years ended June 30, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Regis Corporation as of June 30, 1995 and 1996, and the consolidated results of its operations and its cash flows for the years ended June 30, 1994, 1995 and 1996, in conformity with generally accepted accounting principles.


                                           /s/ Coopers & Lybrand L.L.P.

                                           Coopers & Lybrand L.L.P.

Minneapolis, Minnesota
May 9, 1997

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                             REGIS CORPORATION

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Continued

                                 -----------


8.  RESTRUCTURING:

    During the three months ended December 31, 1995, a majority of the Board of Directors of Supercuts concluded that it was appropriate to modify Supercuts' strategic growth plans and to replace its Chairman of the Board and Chief Executive Officer (Lipson). It was decided that future expansion efforts would focus primarily on expanding with existing franchisees in existing franchise markets. Additionally, because of the significant operating losses and negative cash flow from certain salons, it was decided that salons in certain markets would be closed or sold to franchisees or other third parties. The anticipated date of completion of the restructuring is December 1997. Until closures and dispositions are completed, the results of operations of these salons will continue to be included in the Company's results.

    The restructuring charge described above was approximately $11,965,000 (as adjusted from the $18,925,000 originally reported due to conforming accounting adjustments - Note 3). Approximately $7,000,000 of this charge relates to store closings or dispositions. The balance relates principally to the Lipson litigation (Note 11). This charge was recorded in the quarter ended December 31, 1995.

    In order to revise estimates included in the December 1995 restructuring charge for legal and professional fees, an additional $858,000 was charged against earnings in the quarter ended June 30, 1996. This additional charge resulted in aggregate restructuring charges of $12,823,000 for the year ended June 30, 1996. Of the $12,823,000 charge, $4,384,000 was related to non-cash activity (i.e. primarily the write-off of assets that were purchased before the merger and do not require a cash outlay for disposal).

    As of June 30, 1996, $6,493,000 of the Company's 1996 restructuring charges are included in accrued expenses in the balance sheet and are primarily associated with litigation matters, as described in Note 11, and salon closures and dispositions.

    In the quarter ended December 31, 1996, an additional $2,909,000 was charged against earnings to revise restructuring charge estimates made in fiscal 1996 and $1,500,000 was charged against earnings associated with identified Regis salon closures. The changes in the estimated June 30, 1996 restructuring charges represent changes in accounting estimates associated with litigation matters, legal and professional fees and lease obligations. Of the $4,409,000 charge recorded in the quarter ended December 31, 1996, $330,000 was related to non-cash activity.

    The Supercuts and Regis salons identified for closure or disposition, related to the December 1995 and 1996 restructuring charges described above, contributed approximately $7,000,000 of annual revenues with associated after-tax annualized operating losses of approximately $1,000,000.


                                  Continued

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YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994:

                                       REVENUES

    REVENUES. Revenues for fiscal 1995 were a record $524,253,000, representing an increase of $70,692,000, or 15.6 percent, over fiscal 1994. This increase was attributable to net salon openings, acquisitions, and increases in same-store sales. Domestic salons accounted for $64,086,000 of the total revenue increase. The balance of the overall revenue increase of $6,606,000 related to the Company's International salons.

    For fiscal 1995, revenues from Regis Hairstylists were $257,161,000, an increase of 3.6 percent; revenues from Supercuts salons were $102,065,000, an increase of 33.3 percent; revenues from MasterCuts salons were $70,510,000, an increase of 18.6 percent; Trade Secret company-owned revenues were $46,476,000, an increase of 51.8 percent; and International salon revenues were $43,463,000, an increase of 17.9 percent.

    A total of 58,500,000 customers were served in fiscal 1995, an increase of 10.4 percent, from 53,000,000 customers served in fiscal 1994.

    SERVICE REVENUES. Service revenues in fiscal 1995 were $378,943,000, an increase of $42,602,000, or 12.7 percent, over fiscal 1994. This increase was primarily due to net salon openings and increases in customers served.

    PRODUCT REVENUES. Product revenues in fiscal 1995 were $120,381,000, an increase of $25,640,000, or 27.1 percent, over fiscal 1994. The Trade Secret retail product salon operations represented $14,555,000 of this overall increase, reflecting the full year impact of the Trade Secret acquisition, additional acquisitions in the current year and net salon openings.
Product revenues for the Company's Regis Hairstylists, Supercuts and MasterCuts salons were $70,947,000, and represented 17.3 percent of their fiscal 1995 revenues, up from 16.9 percent in fiscal 1994, reflecting increased customer awareness and further acceptance of national brand salon merchandise and sales training of Company associates.

                                    COST OF SALES

    Cost of sales in fiscal 1995 was $289,879,000, compared to $251,702,000 in fiscal 1994. The resulting combined gross margin for fiscal 1995 improved to 41.9 percent, compared to 41.6 percent in fiscal 1994. This improvement is due to several factors, the most significant of which is an increase in the percentage of product revenues in Regis Hairstylists and MasterCuts, which generally have a higher gross profit margin than service revenues. Salary and commissions paid to hairstylists, the major component of cost of sales, also favorably improved in fiscal 1995 due to the increase in sales from MasterCuts salons which have lower payroll costs than Regis Hairstylists salons.

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